CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


RT Industries, Inc.
Sanford, Florida




We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Staement of our report dated March 15, 1996, except as to Note 11, which is as of March 27, 1996, relating to the consolidated financial statements of RT Industries, Inc. appearing in the Company's Annual Report on Form 10KSB for the year ended December 31, 1995. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

     We also consent to the reference to us under the caption "Experts", in the Prospectus.


                                                  BDO Seidman, LLP
                                                  /s/
                                                  BDO Seidman, LLP

Orlando, Florida
October 29, 1996